SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549



                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                January 11, 2001
                Date of Report (Date of earliest event reported)



                      SHENANDOAH TELECOMMUNICATIONS COMPANY
             (Exact name of registrant as specified in its charter)



      Virginia                       0-9881                    54-116807
(State or other jurisdiction       (Commission              (IRS Employer
of incorporation)                   File No.)               Identification No.)



PO Box 459, Edinburg, Virginia                                     22824
(Address of principal executive offices)                         (Zip Code)



Registrant's telephone number, including area code:            540-984-4141



                                 Not Applicable
         (Former name or former address, if changed since last report.)

Item 5.           Other Events

On January 11, 2001, Shenandoah Telecommunications Company (Shenandoah) in connection with its subsidiaries, Shenandoah Personal Communications Company and Shenandoah Mobile Company, completed the sale of its GSM-based PCS network equipment to VoiceStream Wireless Corporation and its affiliates. In addition to the equipment, Shenandoah sold to the same parties its two 10-MHZ PCS licenses in the Winchester, VA Basic Trading Area (BTA), and its 15-MHZ PCS license in the Harrisonburg, VA BTA. The total transaction value was approximately $6.5 million.

Shenandoah, a Sprint PCS network partner, will continue to be a CDMA-based PCS provider as part of the Sprint PCS network. Proceeds from the sale of the GSM equipment and PCS licenses will be used in part to fund the build-out of Shenandoah's CDMA network, currently expanding in the Harrisburg, PA market area. A portion of the proceeds will also be used to refund approximately $3.9 million that was advance by Sprint PCS to the Company for assistance with the GSM to CDMA conversion.

The Company and its subsidiaries retained ownership of all of its presently owned tower sites, and will lease space on approximately 30 towers to VoiceStream and its affiliates for the continued operation of the GSM network.

As previously disclosed in our June 30, 2000 10-Q, the Company recorded a one-time impairment charge of $673,000 in anticipation of this transaction. As a result, there was no further material earnings impact.

This report contains forward-looking information. This information is subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that might cause such differences include, but are not limited to changes in the interest environment; management's business strategy; national, regional, local market conditions; and legislative and regulatory conditions. Readers should not place undue reliance on this forward-looking information, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise this forward-looking information to reflect subsequent events or circumstances.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                SHENANDOAH TELECOMMUNICAITONS COMPANY




                                By:  /s/ LAURENCE F PAXTON
                                     Laurence F. Paxton
                                     Vice-President Finance

Date:  January 17, 2001